Exhibit 10.11

INVESTOR RELATIONS AGREEMENT

THIS AGREEMENT made as of the sixteenth day of June 2005.

BETWEEN:

TRIANGLE PETROLEUM CORPORATION, a Nevada corporation (Hereinafter referred to as the "Corporation")

OF THE FIRST PART
- and -

REDWOOD CAPITAL CORPORATION, a body corporate incorporated in the Province of Alberta (Hereinafter referred to as the "Consultant")

OF THE SECOND PART

WHEREAS the securities of the Corporation are publicly traded on The NASDAQ Stock Market (the "Exchange") under the trading symbol “ TPLM ”;

AND WHEREAS the Consultant provides corporate planning and financial advisory services;

AND WHEREAS the Corporation wishes to engage the services of the Consultant;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the covenants and agreements herein contained, the parties hereto do hereby warrant and agree as follows:

1.	The Consultant shall provide the following services to the Corporation:

a)	Assist the Corporation's management in the preparation, editing and distribution of news releases and other corporate literature such as annual and quarterly reports to shareholders.

b)
Assist the Corporation’s management in the preparation of corporate presentations, and arrange for the delivery of these presentations to research analysts, corporate finance professionals and financial institutions in general;

c)
Update members of the investment community with regular information including, without limitation, quarterly reports, annual reports, news releases, and other similar or related materials, by way of facsimile transmission, telephone, email and mail;

d)	Assist the Corporation in the development of relationships with brokerage or investment banking houses for the procurement of additional funding through equity and debt offerings;

e)	Advise the Corporation on share structures, financing structures and any necessary changes;

f)	Provide such support and advice as from time to time may be required, considered necessary or advisable by the Corporation relating directly to the investor relations function;

2.
The Consultant shall, in performing the work, report to the President of the Corporation, or in his absence the Vice President Exploration, who shall have the authority to give such notice, approvals and directions as may be given by the Corporation under this Agreement, or such other representatives as may be designated by the President of the Corporation.

3.
All materials, information and data of any kind whatsoever developed, collected or otherwise obtained by the Consultant in the performance of the work, including photographs, slides, designs, evaluations, drawings, notes, reports, improvements and inventions shall be and remain the property of the Corporation, unless otherwise approved by the President of the Corporation.

4.
During the term of this Agreement and thereafter, the Consultant shall not, without the prior written consent of the Corporation, use the material, information and data described in section 3 of this Agreement except in the performance of the services or disclose such material, information and data to third parties.

5.
During the term of this Agreement and thereafter, the Consultant shall not at any time make any false or misleading representations, statements, or declarations that could in any way prejudice, harm or embarrass the Corporation, the officers, directors or shareholders of the Corporation.

6.
The Consultant shall comply with all general directions given by the Corporation with respect to implementation of the terms and conditions of this Agreement and with all applicable securities laws and policies including those of the NASDAQ Stock Market.

7.
Notwithstanding anything contained herein, the Consultant shall, in the performance of the services be, at all times, an independent contractor and the services shall be carried on by the Consultant under its own supervision and at its own risk.

8.
Subject to the terms hereof, this Agreement will have a term of six months from the date hereof and may be extended from time to time by mutual agreement of the parties hereto. Notwithstanding the foregoing, this Agreement may also be terminated by either party hereto on thirty (30) days written notice given in advance.

9.	Subject to regulatory approval:

a)
Fees for services rendered pursuant to this Agreement shall be $2,500 per month. The Corporation shall pay the Consultant on or before the first day of each month during the term hereof subject to earlier termination thereof pursuant to paragraph 8.

b)
The Consultant shall be responsible for all expenses incurred by the Consultant in the performance of the services under this Agreement, including travel expenses except for any expenses, which the Corporation has approved in writing in advance. The Corporation shall reimburse the Consultant within thirty (30) days of an expense account being approved by the Corporation. The Consultant has a pre-approved spending limit of $100 per month, to be used in the Consultant’s normal course of fulfilling its duties. These expenses shall include, but not be limited to: long distance and postage charges, as well as minor entertainment charges.

10.
This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective legal personal representatives, successors and assigns. This Agreement shall not be assignable by the Consultant, nor shall the Consultant sub-contract the performance of any of its obligations under this Agreement, nor shall the obligations of the Consultant under this Agreement be performed by another, without the prior written consent of Corporation.

11.
This Agreement is subject to, and the rights of the parties shall be governed by, the laws of the Province of Alberta and the parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Alberta.

12.	Time shall be of the essence herein.

13.
Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by fax, registered or certified mail, return receipt requested or such address as either party may have given to the other in writing.

If to the Corporation:        Triangle Petroleum Corporation
Attention Mark Gustafson
1600, 144 - 4 Avenue SW
Calgary, Alberta T2P 3N4

If to the Consultant:                Redwood Capital Corporation
Attention Jason Krueger
910, 706 - 7 Avenue SW
Calgary, Alberta T2P 0Z1

14.
In the event that notice is given by mail, it shall be deemed to have been received five (5) business days after deposit at the registration wicket of any post office and on the date of actual receipt in the event of a facsimile or E-mail transmission.

15.	Any amendments to this Agreement must be in writing and signed by both parties.

16.	The waiver by either party of any default by the other party under this Agreement shall not operate as a waiver of any future default, whether of a like or different nature.

17.	Should any provision of this Agreement or its consideration be or become illegal or unenforceable, it or they shall be considered separate and severable from this Agreement and its conditions.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS Agreement on the date and year first above written.

TRIANGLE PETROLEUM CORPORATON
.

Per: /s/ MARK GUSTAFSON
Mark Gustafson, President

 REDWOOD CAPITAL CORPORATION

Per: /s/ JASON KRUEGER
Jason Krueger, President